Amendment No. 2 to Code of Ethics Policy

This Second Amendment to the Code of Ethics Policy shall be effective as of September 15, 2014.

1.	The “Gifts, Entertainment, Payments & Preferential Treatment” policy, beginning on Page 26 is hereby deleted in its entirety and replaced with Exhibit A hereto, the “Anti-Corruption Policy.”

2.	The “Whistleblower” policy, beginning on Page 41 is hereby deleted in its entirety and replaced with Exhibit B hereto.

3.	The following paragraph shall be inserted on page 32, after “Contributions to State and Local Candidates and Committees”:

EXEMPTIVE RELIEF

To seek approval for an exemption from any requirement of the foregoing policies governing Political Activities & Contributions, contact the Administrator of the Code of Ethics and provide them with a written statement of the request indicating the basis for the requested exemption. The Administrator of the Code of Ethics will coordinate review of the request. Any exemption will require the approval of the General Counsel.

4.	Beginning on page 6, under “Additional Restrictions for Certain Investment Professionals” the following changes shall be adopted:

Purchasing or selling any Security in a manner inconsistent with any recommendation made by that research analyst less than 30 days prior to the proposed purchase or sale	Prohibited for any Analyst or Researcher	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Recommending any security for purchase by the Firm, including writing a research report advocating for the purchase of a security, where such individual also holds such security in a Covered Account	Prohibited for any Portfolio Manager, Researcher or Analyst, unless they have held such security for at least three months prior to the recommendation or drafting of the research report	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Amendment No. 2 to Code of Ethics Policy

Exhibit A

Anti-Corruption Policy

Amendment No. 2 to Code of Ethics Policy

Exhibit B

Whistleblower Policy